Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, Georgia 31750
(229) 426-6002

Colony Bankcorp, Inc. Recognized in State’s Top 100 List

FITZGERALD, GA., June 13, 2005 — Colony Bankcorp, Inc. (Nasdaq: CBAN) was recently recognized as one of Georgia’s top-performing companies when The Atlanta Journal-Constitution announced its annual ranking of public companies based in Georgia. The twelfth annual list, based on fiscal 2004 data, ranked Colony Bankcorp, Inc. 34th on the list. This is the sixth consecutive year that Colony has been recognized and also its highest ranking.

Companies were ranked by five weighted variables: revenue, return on equity, year-over-year revenue change, change in profit margin and total return on investment ( share price plus reinvested dividends for 2004). The scores of the five variables were averaged for a final score to determine the final ranking. The figures were compiled and processed by PricewaterhouseCoopers, LLP.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-eight offices located in South and Central Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $1.018 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.